EXHIBIT 10.2

US Ecology, Inc.

Performance Stock Unit Agreement

This Performance Stock Unit Agreement ("Agreement") is made and entered into effective ____________ ("Grant Date") by and between US Ecology, Inc., a Delaware corporation ("Company"), and _____________ (the "Grantee").

WHEREAS, the Company has adopted the US Ecology, Inc. Omnibus Incentive Plan ("Plan") pursuant to which Performance Stock Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the award of Performance Stock Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Performance Stock Units. Pursuant to Section 6.6 of the Plan, the Company hereby grants to the Grantee an Award for a target number of ___________ Performance Stock Units ("Target Award"). Each Performance Stock Unit ("PSU") represents the right to receive, on the settlement date, one Share, subject to the achievement of the applicable Performance Goals (defined below) and all other terms and conditions set forth in this Agreement and the Plan. The number of PSUs that the Grantee actually earns for the Performance Period (up to a maximum of ____________) will be determined by the level of achievement of the Performance Goals in accordance with Section 3. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.

2. Performance Period. For purposes of this Agreement, the Performance Period shall be the period commencing on January 1, 2019 and ending on December 31, 2021.
3. Performance Goals.

3.1 Subject to the Grantee’s continued employment with the Company through the last day of the Performance Period (except as provided below), (i) 50% of the Target Award  may be earned based on the cumulative sum of the Company’s Adjusted Earnings Per Share (“AEPS”) calculated annually over the Performance Period and (ii) 50% of the Target Award  may be earned based on the average of the Company’s Return on Invested Capital (“ROIC”) over the Performance Period (collectively “Performance Goals”); the targets and payout scales of which are set forth on Exhibits 1 and 2, respectively.

3.2 After the payout under the PSUs is determined according to Section 3.1, the number of shares to be provided is subject to modification (“TSR Modifier”) based on the percentage change in the price of common stock (“TSR”) of the Company from January 1, 2019 to December 31, 2021 relative to the TSR of certain companies in the environmental and facilities industry during such period as set forth on Exhibit 3 (“TSR Peer Group”). Based on the percentage of the TSR Peer Group companies whose TSR the Company exceeded during the Performance Period (“TSR Ranking”), the payout will be modified as follows:

TSR Ranking	Percentage of Modification of PSU Payout
< 25th Percentile	-50%
25th to 75th Percentile	0%
>75th Percentile	+50%

TSR will be calculated assuming that dividends paid during the Performance Period by a member of the TSR Peer Group are immediately reinvested in shares of the company paying such dividend. TSR as of any date will be calculated based on the average closing price of the common stock of each member of the TSR Peer Group for the 20 consecutive trading days immediately preceding such date. Any company whose stock ceases to be publicly traded or whose TSR cannot otherwise be determined, in each case, for any reason shall be removed from the TSR Peer Group and any calculations made hereunder shall be revised to reflect the removal of such company.  All determinations as to whether the applicable Performance Goals have been achieved and at what levels, the number of PSUs earned by the Grantee, and all other matters related to this Section 3 shall be made by the Committee in its sole discretion.

3.3 Any PSUs earned for the Performance Period shall be settled in accordance with the Plan within 30 days after the expiration or earlier termination of the Performance Period.

4. Termination of Service. Unless otherwise provided in an effective employment, consulting, severance or similar agreement with the Company or a Subsidiary, or as otherwise may be determined by the Committee, (i) upon the Grantee’s termination of employment with the Company (A) at any time, due to the Grantee’s death or Disability or (B) within 24 months following a Change in Control, by the Company or a Subsidiary without Cause or by the Grantee for Good Reason, the unvested portion of the PSUs shall vest in full (with the applicable Performance Goals being deemed to have been achieved at target or, if greater, actual levels), the Performance Period shall terminate and the PSUs shall be settled in accordance with Section 3.3 and (ii) upon the Grantee’s termination of employment with the Company for any other reason, the unvested portion of the PSUs shall be forfeited with no compensation due the Grantee.

5. Transferability. Except as permitted by the Committee in accordance with Section 13 of the Plan, no  PSU or other right or interest of the Grantee hereunder shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of the Grantee to, any party, other than the Company or any Subsidiary, or assigned or transferred by the Grantee otherwise than by will or the laws of descent and distribution, and all rights hereunder shall be exercisable during the lifetime of the Grantee only by the Grantee or his or her guardian or legal representative.

6. Stockholder Rights. Nothing contained in this Agreement shall be construed to give the Grantee any rights as a stockholder with respect to any Shares underlying the PSUs (including, without limitation, any voting, dividend or derivative or other similar rights) unless and until such Shares are issued to the Grantee upon the settlement of the PSUs.

7. No Right to Continued Service. Neither the Plan nor this Agreement shall be construed as giving the Grantee any right to be retained in the employ or service of the Company or any Subsidiary.

8. Taxes. The Grantee must make appropriate arrangements for the payment of any taxes relating to the PSUs granted hereunder. The Company is authorized to withhold from any payment relating to the PSUs, including from a distribution of Shares or any payroll or other payment to the Grantee, amounts of withholding and other taxes due in connection with the PSUs, and to take such other action as the Committee may deem advisable to enable the Company and the Grantee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the PSUs. This authority shall include the ability to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of the Grantee's tax obligations and to require the Grantee to enter into elections in respect of taxes. Withholding of taxes in the form of Shares shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates. If the Grantee is subject to the reporting requirements of Section 16 of the Exchange Act, the Grantee shall have the right to pay all or a portion of any withholding or other taxes due in connection with the PSUs by directing the Company to withhold Shares that would otherwise be received in connection with the PSUs up to the minimum required withholding amount.

9. Compliance with Securities Law.

9.1    No Shares may be issued hereunder if the Company shall at any time determine that to do so would (i) violate the listing requirements of an applicable securities exchange, or adversely affect the registration or qualification of the Company's Shares under any state or federal law or regulation, or (ii) require the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities. In any of the events referred to in clause (i) or clause (ii) above, the issuance of such Shares shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of the Award or any portion of the Award during the period when issuance has been suspended.

9.2 The Committee may require, as a condition to the issuance of Shares hereunder, representations, warranties and agreements to the effect that such Shares are being purchased or acquired by the Grantee for investment only and without any present intention to sell or otherwise distribute such Shares and that the Grantee will not dispose of such Shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act and the rules and regulations thereunder.

10. Governing Law.  To the extent that Federal laws do not otherwise control, the validity and construction of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the choice of law principles thereof.

11. Recoupment. This Award shall be subject to mandatory repayment by the Grantee to the Company pursuant to the terms of any applicable Company "clawback" or recoupment policy.

12. PSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company's stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.

14. Amendment.  The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, this Agreement; provided, however, that without the consent of the Grantee, no such amendment, alteration, suspension, discontinuation, or termination of this Agreement may materially and adversely affect the rights of the Grantee under this Agreement, except insofar as any such action is necessary to ensure the Agreement’s compliance with applicable law or regulation or the listing requirements of an applicable securities exchange, including, without limitation, Code Section 409A.

15. Section 409A. This Agreement is intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and all provisions of this Agreement shall be applied and interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event the Award is subject to Code Section 409A, the Committee may, in its sole discretion and without the Grantee’s prior consent, amend this Agreement or take any other actions as deemed appropriate by the Committee to (i) exempt this Agreement from the application of Code Section 409A, (ii) preserve the intended tax treatment of the Award or (iii) comply with the requirements of Code Section 409A. In the event that the Grantee is a "specified employee" within the meaning of Code Section 409A, and a payment or benefit provided for under this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Grantee’s separation from service (within the meaning of Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following the Grantee’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Grantee in a lump-sum cash payment, without interest, on the earlier of (a) the first business day of the seventh month following the Grantee's separation from service or (b) the tenth business day following the Grantee’s death. Notwithstanding the foregoing, none of the Company, its Affiliates or their respective directors, officers, employees or advisors will be held liable for any taxes, interest or other amounts owed by the Grantee as a result of the application of Code Section 409A.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

17. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions hereof and thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

US ECOLOGY, INC.
By: _____________________ Name: Title:
*
By: _____________________

Exhibit 1

[AEPS]

	Payout Scale

	AEPS	% Earned	AEPS	% Earned
Threshold 	$ 7.32	50%	$ 7.59	104%
	$ 7.33	52%	$ 7.60	107%
	$ 7.34	54%	$ 7.61	111%
	$ 7.35	56%	$ 7.62	115%
	$ 7.36	57%	$ 7.63	118%
	$ 7.37	59%	$ 7.64	122%
	$ 7.38	61%	$ 7.65	126%
	$ 7.39	63%	$ 7.66	129%
	$ 7.40	65%	$ 7.67	133%
	$ 7.41	67%	$ 7.68	137%
	$ 7.42	68%	$ 7.69	141%
	$ 7.43	70%	$ 7.70	144%
	$ 7.44	72%	$ 7.71	148%
	$ 7.45	74%	$ 7.72	152%
	$ 7.46	76%	$ 7.73	155%
	$ 7.47	78%	$ 7.74	159%
	$ 7.48	80%	$ 7.75	163%
	$ 7.49	81%	$ 7.76	167%
	$ 7.50	83%	$ 7.77	170%
	$ 7.51	85%	$ 7.78	174%
	$ 7.52	87%	$ 7.79	178%
	$ 7.53	89%	$ 7.80	181%
	$ 7.54	91%	$ 7.81	185%
	$ 7.55	92%	$ 7.82	189%
	$ 7.56	94%	$ 7.83	192%
	$ 7.57	96%	$ 7.84	196%
Target 	$ 7.58	100%	$ 7.85	200%	 Superior

EXHIBIT 2

[ROIC]

	Payout Scale

	ROIC	LTI	ROIC	LTI	ROIC		LTI	ROIC	LTI
	9.99%	0%	10.60%	70%	11.30%		93%	12.00%	150%
Threshold 	10.00%	50%	10.70%	73%	11.40%		97%	12.10%	160%
	10.10%	53%	10.80%	77%	11.50%	100%		12.20%	170%
	10.20%	57%	10.90%	80%	11.60%	↑ ↑ ↑ ↑ ↑	110%	12.30%	180%
	10.30%	60%	11.00%	83%	11.70%		120%	12.40%	190%
	10.40%	63%	11.10%	87%	11.80%		130%	12.50%	200%	 Superior
	10.50%	67%	11.20%	90%	11.90%		140%
						Target

Exhibit 3

[Peer Group]

1.	Aegion Corporation
2.	Casella Waste Systems, Inc.
3.	CECO Environmental Corp.
4.	Clean Harbors, Inc.
5.	Covanta Holding Corp.
6.	Ecology and Environment, Inc.
7.	Heritage-Crystal Clean, Inc.
8.	Matrix Service Company
9.	North America Construction Group Ltd.
10.	NV5 Global, Inc.
11.	Perma-Fix Environmental Services, Inc.
12.	Secure Energy Services, Inc.
13.	Stericycle, Inc.
14.	Team, Inc.
15.	Tervita Corporation
16.	TETRA Technologies, Inc.
17.	Tetra Tech, Inc.